Exhibit 10.54

WORLDSPAN

Executive Deferred Compensation Plan

WORLDSPAN, L.P. and WORLDSPAN Administrative Services, Inc., collectively referred to as the “Employer,” hereby adopt this Executive Deferred Compensation Plan effective as of January 9, 1998, for the benefit of certain selected management and highly compensated employees:

1.                                      Definitions

Unless otherwise clearly apparent from the context, the following terms shall have the indicated meanings under this Plan:

a)                                      “Account” shall mean the bookkeeping account established in an Employee’s name for the sole purpose of measuring the benefit payable to the Employee or the Employee’s Beneficiary under those circumstances described in this Plan.

b)                                     “Account Balance” shall mean, with respect to any Employee, the sum of the Employer Contributions and Employee Deferrals for all years the Employee has participated in this Plan, plus any Earnings on such amounts, but reduced for any prior distributions to the Employee or the Employee’s Beneficiary.

c)                                      “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

d)                                     “Beneficiary” shall mean the person or persons entitled to receive any benefit payable under this Plan following an employee’s death.  Such Beneficiary shall be designated in accordance with paragraph 11.

e)                                      “Change in Control” shall mean any event or series of events (whether or not connected) as a result of which more than half (50%) of the equity interests in the Employer become owned directly or indirectly by a person or persons other than the persons who owned equity interests in the Employer as of January 1, 1998.  A Change in Control shall be deemed to exist either if Affiliates of Delta Air Lines, Inc. (“Delta”), Northwest Airlines, Inc. (“Northwest”), Trans World Airlines, Inc. (“TWA”), and Abacus Distribution Systems Pte Ltd (“Abacus”) collectively no longer hold more than fifty percent (50%) of the general partnership interest in WORLDSPAN, or if WORLDSPAN (or a material portion of the assets of WORLDSPAN) is combined with another entity of which Affiliates of Delta, Northwest, TWA, and Abacus collectively do not hold more than fifty percent (50%) of the voting interests.

f)                                        “Code” shall mean the Internal Revenue Code of 1986, as it might be amended from time to time, and shall be deemed to include regulations in effect thereunder and other controlling regulatory authority.

g)                                     “Compensation” shall mean the total remuneration paid to the Employee by the Employer for services as an employee reportable on Treasury Form W-2 (or any comparable successor form) for the applicable period; subject, however, to the following:

(1)                                  Excluded Items.  In determining an Employee’s Compensation there shall be excluded: (i) all expense reimbursements, moving expense payments and other similar payments, and (ii) all noncash remuneration, and (iii) third party sick pay (including short and long term disability insurance benefits ), and (iv) income imputed from insurance coverages and premiums or employee discounts and other similar amounts, and (v) the value of stock options and stock appreciation rights (whether or not exercised) and other similar amounts, and (vi) all foreign service allowances, station allowances, foreign tax equalization payments and other similar payments, and (vii) payment for vacation or sick leave accrued but not taken, and (viii) final payments on account of termination of employment (i.e., severance payments) and settlement for accrued but unused vacation and sick leave and (ix) similar emoluments consistent with the foregoing.

(2)                                  Included Items.  In determining an Employee’s Compensation there shall be included elective contributions made by the Employer on behalf of the Employee that are not includible in gross income under Sections 125, 402(e)(3), 402(h), 403(b), 414(h)(2), and 457 of the Code including elective contributions authorized by the Employee under a Retirement Savings Agreement, a cafeteria plan or any other qualified cash or deferred arrangement under Section 401(k) of the Code.

(3)                                  Pre-Participation Employment.  Remuneration paid by the Employer attributable to periods prior to the date the Employee became a participant in the Plan shall not be taken into account in determining the Employee’s Compensation.

(4)                                  Non-Recognized Employment.  Remuneration paid by the Employer for employment that is not Recognized Employment as defined in the Worldspan Retirement Savings Plan shall not be taken into account in determining an Employee’s Compensation.

(5)                                  Attribution to Periods.  An Employee’s Compensation shall be considered attributable to the period in which it is actually paid and not when earned and accrued.

(6)                                  Multiple Employers.  If an Employee is employed by more than one Employer in a Plan Year, a separate amount of Compensation shall not be determined for each Employer.

h)                                     “Contributions” shall mean the amount credited to an Employee’s Account under paragraph 2.

i)                                         “Deferrals” shall mean any amount of an Employee’s Compensation he or she elects to defer under paragraph 3.

j)                                         “Disability” shall mean a disability resulting from bodily injury or disease that results in benefits being paid from the Employer’s long-term disability plan.

k)                                      “Earnings” shall mean any investment gains or losses credited to an Employee’s Account under paragraph 4.

l)                                         “Employee” shall mean any employee of the Employer who is within a select group of management or highly compensated employees and who is selected by the Employer for participation in this Plan.  For this purpose, a person engaged by the employer who is not otherwise considered an employee, including a director of the Employer, may be considered an employee under this Plan if selected by the Employer.

m)                                   “Employer” shall mean the organizations first named above which have adopted this Plan for the benefit of selected Employees, or the Committee to which the responsibility for the administration of the Plan has been delegated.  For all purposes other than administration of the Plan, the term Employer shall also mean any delegate, affiliate, or successor of WORLDSPAN, which has adopted this Plan.

n)                                     “Plan” shall mean the WORLDSPAN Executive Deferred Compensation Plan, as herein set forth and as here after amended from time to time.

o)                                     “Plan Year” shall mean (select one):

☒                                    The calendar year; or

☐                                    The 12-month period ending on the last day of each               .

2.                                      Contributions

For each Plan Year during which an Employee remains in the employ of the Employer, the following Employer Contributions shall be credited to the Employee’s Account (select one or more):

☒                                    The amount of Deferrals described in paragraph 3.  Deferrals may be made on (check one or more):

☒                                    Compensation up to 100% (100% if blank) of Compensation.

☐                                    The amount that would otherwise be contributed on the Employee’s behalf to all qualified defined contribution plans maintained by the Employer, but which may not be contributed to those plans because of (check one or more):

☐                                    Section 415 of the Code,

☐                                    The limitation on compensation that can be considered under those plans imposed by Section 401(a)(l7) of the Code.

☐                                    The amount determined by the Employer, in its sole discretion.

☐                                    The amount determined in accordance with the formula set forth in the attached Exhibit A.

3.                                      Deferrals

(This paragraph 3 will apply only if the Employer has selected the Deferrals in paragraph 2.) During the last 30 days of each Plan Year, an Employee may elect to defer the receipt of any percentage or other portion of the type of Compensation selected in section 2 above payable during the following Plan Year, up to the limit specified in Section 2.  Such an election shall be made in writing, on a form provided by the Employer.  Any Deferral election with respect to the Employee’s Compensation may be revoked at any time.  Following such revocation, however, no new Deferral election may become effective until the first day of the following Plan Year.  Unless and until the Employee submits a new Deferral election in accordance with this paragraph, any annual Deferral election shall remain in effect for all succeeding Plan Years.  During the first 30 days after the adoption of this plan, a deferral election may be made with respect to Compensation not yet earned for the remainder of the initial Plan Year.

4.                                      Earnings

The Employer shall establish a program for the investment of the Employees’ Accounts.  Although the Employees may be consulted with respect to such investments, the Employer reserves the right to invest the Employees’ Accounts as it deems best.  As of each business day, the Employer shall credit or debit each Employee’s Account with that Employee’s proportionate share of any gains or losses resulting from the Employer’s investment program.

5.                                      Vesting

Unless a different vesting schedule is elected on an Exhibit B to this Plan, Employees shall be fully vested in their Accounts at all times.  Any vesting schedule shall not apply to Deferrals, which shall be fully vested at all times.

6.                                      Distribution from Account

An Employee shall be entitled to begin receiving distributions from his or her Account upon the occurrence of the Employee’s (select one or more):

☒                                    Disability.

☒                                    Termination of employment with the Employer.

Attainment of age

☒                                    Other:  As elected by the Employee

All distributions to an Employee shall be made in accordance with the applicable provisions of paragraphs 7, 8, 9, and 10.  Any distribution election made by an Employee shall be in writing, on a form provided by the Employer, and may apply only to Contributions made on or after the date of the election if so provided in the election form.  Any Contributions and Earnings which become distributable in the absence of an Employee’s election shall be distributed to the Employee in a single lump sum.

7.                                      Previously Scheduled Distribution

a)                                      Enrolling for the Distribution.  At the time of initial enrollment in the Plan, each enrolling Employee shall have the opportunity to elect to cause the Plan to make a scheduled distribution to the Employee from the Account of a fixed dollar amount or percentage of Account (not less than £2,000 nor more than 100%) as of a date designated by the Employee in the initial enrollment which distribution shall be made as soon as practicable after such date.

b)                                     Scheduled Distribution.  As of the date designated by the Employee in his or her initial enrollment, there shall be distributed from the Account to the Employee such amount as the Employee shall have elected to receive from the Account when the Employee initially enrolled.  Notwithstanding the dollar amount designated by the Employee in his or her initial enrollment, if a scheduled distribution is required as of a certain date and the value of the portion of the Account that would remain after making that distribution is less than Five Thousand Dollars ($5,000), the entire Account shall be distributed.  In no event shall such scheduled distributions occur after the death of the Employee or at any time when the Employee is not an employee of the Employer.

8.                                      Form of Distribution

Upon the occurrence of a disability, termination of employment effective as to an Employee, or upon the occurrence of any other distributable event, the Employer shall commence payment of such Employee’s Account (reduced by the amount of any applicable payroll, withholding and other taxes) in the form designated by the Employee in his or her initial enrollment.  An Employee shall not be required to make application to receive payment.  Distribution shall not be made to any Beneficiary, however, until such Beneficiary shall have filed a written application for benefits in a form acceptable to the Employer and such application shall have been approved by the Employer.

Distribution shall be made in whichever of the following forms as the Employee shall have designated in writing at the time of his or her initial enrollment (to the extent that such election is consistent with the rules of this Plan):

a)                                      Term Certain Installments to Employee.  If the Distributee is an Employee and the Account at the termination of employment is at least Twenty Five Thousand Dollars ($25,000), in a series of annual installments payable over a period designated at the time of initial enrollment by the Employee that does not exceed fifteen (15) years.

b)                                     Continued Term Certain Installments to Beneficiary.  If the Distributee is a Beneficiary of a deceased employee and distribution had commenced to the deceased Employee before his or her death in installments as specified in paragraph (a) above, in a series of annual installments payable over the remainder of the specified period.

c)                                      Lump Sum.  If the Distributee is an Employee, in a single lump sum.  If the Distributee is a Beneficiary of a deceased Employee and distribution had not commenced to the deceased Employee before his or her death, in a single lump sum payment.

9.                                      Time of Payment

Payment shall be made or commenced to an Employee in accordance with the following rules:

a)                                      Termination of Employment or Death.  Payment shall be made or commenced as soon as administratively practicable after the date of the Employee’s termination of employment or death.

b)                                     Code §162(m) Delay.  If the Employer determines that delaying the time of the initial payments are made or commenced would increase the probability that such payments would be fully deductible for federal or state income tax purposes, the Employer may unilaterally delay the time of the making or commencement of payments for up to twenty-four (24) months after the date such payments would otherwise be payable.

c)                                      Disability.  If an Employee becomes entitled to a distribution from his or her Account due to Disability, payment shall be made or commenced as soon as administratively practicable after the date that the Employee becomes eligible for benefits under the Employer’s long term disability plan.

10.                               Installments and Default

Installment Amounts.  The amount of the annual installments shall be determined by dividing the amount of the Account as of the date of which the installment is being paid by the number of remaining installment payments to be made (including the payment being determined).

Default.  If for any reason an Employee shall have failed to make a timely written designation of form for distribution (including reasons entirely beyond the control of the Employee), the distribution shall be made in a single lump sum as soon as administratively practicable after the Employee’s termination of employment.  No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Employee’s selection of a form of benefit.

11.                               Designation of Beneficiary

An Employee shall designate one or more Beneficiaries, some of whom may be contingent Beneficiaries.  Any such Beneficiary designation shall be made in writing, on a form provided by the Employer.  An Employee may revoke any Beneficiary designation, and may designate a new primary or contingent Beneficiary, at any time.  No such revocation or new designation shall become effective, however, unless executed by the Employee and received by the Employer during the Employee’s lifetime.

In the absence of an effective Beneficiary designation, an Employee’s Beneficiary shall be the person or persons in the first of the following classes of successive preference Beneficiaries.  The Employee’s:

a)                                      Spouse;

b)                                     Descendants, per stirpes;

c)                                      Surviving Parent(s);

d)                                     Brothers and sisters and their descendants per stirpes; or

e)                                      Estate.

12.                               Unfunded Status

It is specifically intended that all Contributions, Deferrals, and Earnings under the provisions of this Plan shall be “unfunded” for purposes of both the Code and the Employee Retirement Income Security Act of 1974.  To that end, benefits payable hereunder shall be paid exclusively from the Employer’s general assets.  An Employee shall have no claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or other asset of the Employer which may be looked to for such payment.  Rather, the Employee (or his or her Beneficiary) shall be a general, unsecured creditor of the Employer.

13.                               Restrictions on Alienation

No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, borrowing, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, borrow, encumber or charge the same shall be void.  Nor shall any right or benefit under this Plan be in any manner liable for or subject to the debts, contracts, liabilities, or torts of an Employee.

14.                               Amendment and Termination

The Employer, acting through its Board or an officer delegated in writing this authority by the Board, may amend or terminate the Plan at any time prior to a Change in Control.  No such amendment or termination of the Plan, however, shall reduce an Employee’s Account earned as of the date of such amendment unless the Employee so affected consents in writing to the amendment.  After a Change in Control, the Plan cannot be amended or terminated (as applied to Employees who are Employees on the date of the Change in Control) unless:

(a)                                  all Accounts of all Employees as of the date of the Change in Control have been paid, or

(b)                                 eighty percent (80%) of all the Employees as of the date of the Change in Control give written consent to such amendment or termination.

15.                               Change in Control

An Employee shall not be required to exhaust available administrative remedies in connection with litigation commenced after a Change in Control.  If there is litigation which is commenced after a Change in Control regarding the benefits payable to or with respect to an Employee, determinations by the Employer shall not be afforded any deference and the matter shall be heard de novo.  Upon the occurrence of a Change in Control, the Plan administrative duties assigned herein to the Employer shall be discharged by a disinterested person or entity appointed by the Employer, and if there be no such person or entity or if eighty percent (80%) of the Employees as of the date of the Change in Control agree in writing that the person or entity appointed by the Employer is unacceptable to them, then any Employee may petition the federal or state court for the appointment of a disinterested party to assume those duties.

16.                               General Provisions

a)                                      Employment Relationship.  In no event shall an Employee’s terms and conditions of employment be modified or in any way affected by this Plan.

b)                                     Successors and Assigns.  The provisions of this Plan shall be binding upon the Employer and its successors and assigns, and upon each Employee and his or her Beneficiary, assigns, heirs, executors and administrators.

c)                                      Interpretation.  The Employer has full authority and discretion to interpret the terms of this Plan.  Any such interpretation shall be binding on all Employees and their Beneficiaries.

d)                                     Governing Law.  Except to the extent preempted by federal law, all questions arising with respect to this Agreement shall be determined by reference to the laws of the state in which the Employer has its principal place of business.

e)                                      Conflicts of Interest.  If any person to whom authority has been delegated or redelegated hereunder shall also be a participant in the Plan, such participant shall have no authority with respect to any matter specially affecting such participant’s individual interest hereunder (as distinguished from the interests of all participants and Beneficiaries or a broad class of participants and Beneficiaries), all such authority being reserved exclusively to the other persons as the case may be, to the exclusion of such participant, and such participant shall act only in such participant’s individual capacity in connection with any such matter.

IN WITNESS WHEREOF, the Employer has caused this Deferred Compensation Plan to be executed on its behalf as of this 29th day of June, 1998.

Name Of Employer:	WORLDSPAN, L.P.

By:	/s/ Mike Buchman

Title:	Chief Executive Officer